EXHIBIT 4.8
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                       THIRD AMENDMENT TO RIGHTS AGREEMENT


     This Third Amendment is entered into effective as of June 16, 1995 by and between Comstock Resources, Inc. (the "Company") and Bank One, Texas, N.A., as Rights Agent (the "Rights Agent"), with respect to that certain Rights Agreement dated as of December 10, 1990, a copy of which is attached hereto as Exhibit A (the "Rights Agreement").
                                     RIGHTS

     A. The Company intends to issue and sell to certain investors (together with their successors, the "Original Preferred Holders") an aggregate of 1,500,000 shares of its Series 1995 Convertible Preferred Stock (the "Series 1995 Preferred Stock") pursuant to the terms of a Stock Purchase Agreement dated as of June 16, 1995 between the Company and Trust Company of the West and TCW Asset Management Company, in the capacities set forth therein and certain other parties named therein (the "Stock Purchase Agreement"). Capitalized terms used herein but not otherwise defined herein shall have meaning ascribed thereto in the Rights Agreement as in effect on the date hereof.

     B. As a condition to their purchase of the shares of Series 1995 Preferred Stock, the Original Preferred Holders have required that the Rights Agreement be amended to exclude, under certain conditions, the Series 1995 Preferred Stock, the Common Stock issued by way of conversion or redemption of, or payment of any dividend on the Series 1995 Preferred Stock (collectively, the "Conversion Shares"), the Original Preferred Holders and certain other Persons from certain provisions of the Rights Agreement.

     C. The Company has determined that the offer and sale of the shares of Series 1995 Preferred Stock are in the best interest of the Company and all of its stockholders, and is therefore willing to so amend the Rights Agreement.

                                    AGREEMENT

     NOW, THEREFORE, pursuant to Section 27 of the Rights Agreement, the Company hereby supplements and amends, and directs the Rights Agent to supplement and amend, the Rights Agreement as follows: 1. Acquiring Person and Adverse Person

     1.1 Notwithstanding any provision of the Rights Agreement which could be construed to the contrary, all shares of Series 1995 Preferred Stock and all Conversion Shares held by

     (A) any Original Preferred Holder,

     (B) any Affiliate, fund participant, trust beneficiary, or limited partner of any Original Preferred Holder,

     (C) any party to any investment management or other similar agreement with Trust Company of the West, a California trust company ("Trustco") or TCW Asset Management Company, a California corporation ("Tamco"), listed in the definition of "TCW" in the Stock Purchase Agreement or any fund, foundation, trust or other Person for whose benefit any such agreement with Trustco or Tamco relates or any trustee, custodian or nominee of or for any such Person and

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     (D) any Person  (including  any "group" as defined in the Exchange Act) who acquires all shares of Series 1995 Preferred Stock or Conversion Shares then held by any of the Persons described in clauses (A), (B) or (C) above directly from such Person (provided that the transferor of such shares shall have, prior to such transfer, given the Company the right of first offer described in
Section 1.2 below)shall be excluded from any calculation made for the purpose of determining whether the holder of such shares is an "Acquiring Person" or an "Adverse Person" for any purpose under the Rights Agreement.

     1.2 No transferee of any Preferred Shares or Conversion Shares shall be entitled to the exclusions set forth in Section 1.1 unless (i) at least 15 business days prior to any such transfer the transferor of such shares shall have delivered a written notice to the Company offering to sell such shares to the Company or its designee for cash at the same price and on the same terms as offered to the proposed transferee and (ii) the Company or its designee shall have failed to accept such offer within seven business days of the Company's receipt thereof and to close such sale and purchase on the scheduled closing date set forth in the terms offered.

     2. Miscellaneous

     2.1 Subject to the terms set forth herein, the Rights Agreement shall remain in full force and effect.

     2.2 This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     This Third Amendment to Rights Agreement is hereby executed as of the date first above written.

                                           COMSTOCK RESOURCES, INC.
                                           a Nevada corporation

ATTEST:
/s/ROLAND O. BURNS                         By:      /s/M. JAY ALLISON
Roland O. Burns                            M. Jay Allison
Secretary                                  President

                                           BANK ONE, TEXAS, N.A.
                                           as Rights Agent

/s/JEFF SALAVARRIA                         By:      /s/KAY LORANCE
Jeff Salavarria                            Title:   Assistant Vice President
Vice President


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